Media Relations Jorge Pérez +52(81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52(81) 8888-4256 ir@cemex.com	Exhibit 1 Analyst Relations Lucy Rodriguez +1(212) 317-6007 ir@cemex.com

CEMEX SUBSIDIARY PRESENTS APPLICATION TO PHILIPPINE AUTHORITIES FOR POTENTIAL SALE OF A MINORITY STAKE IN ITS ASSETS IN THE PHILIPPINES

MONTERREY, MEXICO. MARCH 10, 2016.– CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX), announced today that CEMEX Holdings Philippines, Inc. (“CHP”), an indirectly wholly-owned subsidiary of CEMEX España, S.A., filed a registration statement with the Securities and Exchange Commission of the Philippines (the “Philippine SEC”) relating to an initial public offering of CHP’s common shares (the “Offering”). Subject to obtaining the corresponding approvals from the Philippine SEC and the Philippine Stock Exchange (the “PSE”) for the listing of CHP’s shares on the PSE, CHP has the intention to, in a public offering to investors in the Philippines and, in a concurrent private placement to eligible investors outside of the Philippines, offer a minority interest in CHP’s capital stock. CHP’s assets consist primarily of CEMEX’s cement manufacturing assets in the Philippines.

The filing of the registration statement with the Philippine SEC is a first step in one of the alternatives CEMEX is exploring in the context of CEMEX’s previously announced asset divestiture plan. CEMEX continues to explore other alternatives, and the ultimate implementation of any such alternative remains at the discretion of CEMEX.

This press release does not constitute or form part of an offer to sell or solicitation of an offer to purchase or subscribe for securities in the United States or in any other jurisdiction. The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or in any other jurisdiction absent registration or an applicable exemption from the registration requirements of the Securities Act or from the registration requirements in any such other jurisdiction.

THERE WILL NOT BE A REGISTRATION WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND NO PUBLIC OFFERING OR BROKERAGE ACTIVITIES MAY BE CONDUCTED IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS.

A REGISTRATION STATEMENT RELATING TO CHP’S COMMON SHARES HAS BEEN FILED WITH THE PHILIPPINE SEC, BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR OFFERS TO BUY THEM BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT IS RENDERED EFFECTIVE. THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR BE CONSIDERED A SOLICITATION TO BUY.

The listing of CHP’s common shares is subject to the approval of the board of directors of the PSE. The PSE will make no representation as to its completeness and expressly disclaims any liability whatsoever for any loss arising from reliance on the entire or any part of the Offering documents. Such approval for listing, once granted, is permissive only and will not constitute a recommendation or endorsement of the offering by the PSE or the Philippine SEC.

###

This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the terms of the transaction described herein to change and any such changes could be significant. No assurance can be given that any such transaction will be consummated on the terms described herein or on other terms, or as to the ultimate terms of any such transaction. CEMEX assumes no obligation to update or correct the information contained in this press release.